Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE

AND MANAGEMENT CHANGES

Minneapolis, MN (February 28, 2011) - Winmark Corporation (Nasdaq: WINA) announced today the following changes to its board and management structure:

•                  Steven C. Zola, the President of Winmark Capital Corporation was named to the Company’s Board of Directors.  His nomination will be put to shareholder vote at the 2011 annual shareholder’s meeting;

•                  The Company has decided to eliminate the role of Vice Chairman and as such, Kirk A. MacKenzie, the Company’s current Vice Chairman will not serve in that capacity.  Mr. MacKenzie will continue to serve on the Board of Directors;

•                  Brett D. Heffes was named President of Winmark Corporation.  Previously, Mr. Heffes was President, Finance and Administration.

John Morgan, Chairman and Chief Executive Officer, stated “The above changes recognize the efforts of our senior management team over the past several years.  Our three senior managers, Brett Heffes, Steve Zola and Steve Murphy, our President of Franchising, continue to demonstrate their value to Winmark.  I am confident that we have the right people in place to execute our business model.”

Winmark Corporation creates, supports and finances business.  At December 25, 2010, there were 903 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round® and there were 15 territories in operation under the Wirth Business Credit® brand.  An additional 34 retail franchises have been awarded but are not open.  In addition, at December 25, 2010, the Company had loans and leases equal to $32.7 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.